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                                                                EXHIBIT 23.1(b)
                             Accountants' Consent

The Board of Directors
Citizens National Bank & Trust Company
Port Richey, Florida:

We consent to the use of our report dated January 10, 1997 relating to the balance sheet as of December 31, 1996 and the related statements of earnings, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1996 of Citizens National Bank & Trust Company and to the use of our name under the caption of "Experts," in the Registration Statement on Form S-4 of Gulf West Banks, Inc.

/s/ HACKER, JOHNSON, COHEN & GRIEB P.A.

HACKER, JOHNSON, COHEN & GRIEB P.A.
Tampa, Florida

December 3, 1997